EXHIBIT 3.4
OCTOBER 1994 AMENDMENT TO ARTICLES OF INCORPORATION
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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF INNOVET, INC.

Pursuant to Paragraph 607.1006 of the Florida Business Corporation Act, the following constitutes the Articles of Amendment to the Articles of Incorporation of InnoVet, Inc.

1.  The name of the corporation is InnoVet, Inc.

2.  The text of the Amendment is as follows:

Article III of the Articles of Incorporation of InnoVet, Inc. is deleted in its entirety, and the following substituted in its place and stead:

                                  " III.

Capital Stock. The maximum number of shares of stock this Corporation is authorized to have outstanding at any time is one hundred million shares of common stock at a par value of $.001 per share."

3.  The Amendment was adopted in September 16, 1994.

4. The Amendment to the Articles of Incorporation of InnoVet, Inc. was adopted by the shareholders and accordingly, the number of votes cast for the Amendment was sufficient for approval.

Dated this 16th day of September, 1994.


/S/ Scott P. Cielewich
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Scott P. Cielewich,
Executive Vice President


ATTEST:

/S/ Scott P. Cielewich
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Scott P. Cielewich, Secretary